UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 20, 2009

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-24121	23-2900790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 E. Drinker St., Dunmore, PA	18512
(Address of principal executive offices)	(Zip Code)

(570) 346-7667

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 7.01	Regulation FD Disclosure.

First National Community Bancorp

2009 Shareholder Meeting

Hello. As President and Chief Executive Officer of First National Community Bancorp, I would like to thank you for taking this time to review the past year with us. As you know, 2008 brought about extremely difficult economic times for both individuals and businesses. Policymakers have been working hard to correct many of the problems that caused the current crisis, and there are glimmers of hope that progress is being made. We worked extremely hard to maintain the standard of success that is expected of us, and we are proud of what we accomplished in 2008. Let’s take a few minutes to review the past year.

During 2008, we extended our stretch of record setting performances to eighteen consecutive years. Net income improved to over $15 million, our Return on Assets was 1.17%, and our Return on Equity was 14.35%. These returns would be considered strong in any year, but are even more outstanding considering the economic problems that defined 2008. Total assets grew to over $1.3 billion, including strong demand for loans as we increased the size of our loan portfolio by over $57 million. Competition for deposits to fund growth was intense during 2008 due to extraordinary forces at work in the marketplace. Several major competitors were restricted in their use of alternative funding, and as a result paid above market rates to lure depositors from competing institutions like ours. As a result, our deposit growth was limited to $7 million for the year, and much of our growth was funded with short-term borrowings, a low-cost source of funds which enabled us to maximize net interest income. These strategies proved successful, as net interest income improved $895,000 during an extremely volatile interest rate environment which saw the Federal Reserve reduce interest rate targets by 4.00%. Earnings per share improved to 95 cents, cash dividends per share were increased by 10%, and our risk-based capital ratio remained in the well-capitalized category. By any measure, 2008 was a year of great success.

While we were certainly pleased with the results of 2008, our accomplishments were achieved during a period of economic instability, and we share the concerns of many for the period ahead. While our actual losses from problem loans decreased compared to the 2007 total, we added almost $3 million to our reserve for credit losses to protect against future problems that may arise from borrowers’ inability to make scheduled loan payments. We remain optimistic that the programs designed to return stability to financial markets will be effective, but we must remain cautious of the impact that mounting job losses and falling home prices will have in 2009 and beyond. We will work with our customers to reach mutually beneficial results, and we will make the tough decisions that will be necessary to protect the value of our shareholders investment. Long term success remains at the forefront of our business plan.

Also during 2008, we continued with our expansion plans to grow market share. We opened a new office in Marshalls Creek in May to expand our presence in the growing Monroe County market. We also opened a new office on Keyser Avenue in

Scranton to better serve our customers who banked at our former Fashion Mall facility. We have plans to begin construction on new offices in Dunmore, Taylor, and Mount Pocono in the near future, and we will continue to look for opportunities in other growing markets.

On the Regulatory front, the Federal government has continued to provide stimulus to a fragile economy. The FDIC has increased insurance limits on depositors’ accounts, up to $250,000 for most customers and without limit on certain deposit types, to restore confidence in the banking system. At First National Community Bank, we have continued to add the staff and technology which will enable us to maintain our status as the area’s premier community bank, and we look forward to the economic stability which will lead to improved returns for our shareholders and customers.

As you are aware, economic turmoil had a devastating impact on the stock markets in 2008. Long time stalwarts saw their share price fall to decade lows, and the financial industry was at the forefront of deteriorating valuations. We too have been impacted by the concerns both nationally and within our local markets, and our per share price fell from $18.99 on December 31, 2007 to $10.85 on December 31, 2008. While we share in the pain of our decreasing stock value, we find some consolation in the fact that our total return over the past five years remains positive as shown on the graph in this year’s proxy statement, a contrast to comparative indices which have actually lost money over the same period.

As we move forward into 2009, mortgage foreclosures and other credit defaults remain high, presenting concern for policymakers and challenges for bankers. At First National Community Bank, we have continued to provide credit to worthy customers, and we have successfully generated the liquidity to satisfy our customers’ needs. Our first quarter results were strong, as net income improved by 11% over the same period of last year to $4.6 million. Declining interest rates led to reduced income on loans and investments, but effective asset/liability strategies contributed to a greater reduction in interest expense, resulting in an 8% improvement in net interest income before credit loss provisions. Total assets remained flat during the first quarter, as a $14 million increase in new deposits was utilized to reduce short-term borrowings originated in 2008. Net loans increased $21 million, or 9% annually during the quarter, as both commercial and retail lending continued at a rapid pace. Regulatory capital also increased $4 million during the period, leaving us well capitalized and safely positioned to face the challenges of prolonged economic uncertainty. Based on these strong results, the Board of Directors approved a cash dividend of 11 cents per share which resulted in a payout ratio of 38% of the company’s first quarter earnings. We feel it is important that our shareholders participate in our success, and the first quarter dividend provided further evidence of our commitment. We expect that the period ahead will be one of the most challenging in our history. We are working daily to guide this company through the current turmoil, and we look forward to celebrating 100 years of existence with you in 2010. Until then, stop by any of our retail offices for your banking needs, and enjoy life. We are in this together.

As we entered the second quarter of 2009, there have been hints in the economic releases that some of the stimulus is beginning to have an impact and that a recovery from the current crisis may begin in the latter part of this year. While such improvement on a national scale will certainly be a welcomed event, we remain concerned about the damage that has been done to date and the continued ability of our loan customers to fulfill their payment obligations. We also have concerns about the decline in real estate values, as many of our commercial projects are secured by the value of the property. We expect that a decline in appraised values will result in significant write downs on loans during 2009, with the ultimate recovery of these losses dependent upon a return to the valuations of the recent past. We are also concerned about the residential mortgage market nationally, and the rising list of bank foreclosures, as many investment securities which were rated AAA at purchase are dependent on the timely, scheduled cash flows from the underlying collateral. We anticipate losses on these securities during 2009 based on current cash flow assumptions, but remain optimistic that a recovery of those losses may materialize in future periods as borrowers resume their payment obligations. With those issues in mind, we have revised our earnings forecast for 2009 and it appears certain that we will not produce the results this year to which we have all become accustomed. Based on this downward revision to earnings, last week we reluctantly reduced our cash dividend to a level which is proportionate to actual results. It is our goal to deal with these unpleasant issues in 2009 so that we can return to normalcy next year and beyond. We have many challenges to face during the remainder of 2009, but we stand committed to face these challenges head on in order to preserve the long-term safety of your investment. We will appreciate your continued trust in us.

FIRST NATIONAL COMMUNITY BANCORP, INC. REPORTS RESULTS OF ITS

2009 ANNUAL MEETING OF SHAREHOLDERS

DUNMORE, PA (May 20, 2009) – First National Community Bancorp, Inc. (OTCBB: FNCB), the parent company of First National Community Bank, today reported results of its 2009 Annual Meeting of Shareholders, held at the company's Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643.  A summary of events follows.

During the meeting, shareholders acted on a key business items outlined in its 2009 Proxy Statement:

1.	Shareholders elected three Class B Directors: Michael G. Cestone, J. David Lombardi, and Louis A. DeNaples, Jr. to serve three-year terms commencing immediately. Votes were cast as follows:
	For	Withheld	Abstain
Michael G. Cestone	13,305,417	744,978	0
J. David Lombardi	13,552,673	497,722	0
Louis A. DeNaples, Jr.	13,626,200	424,194	0

2.

To ratify the Audit Committee's selection of Demetrius & Company, L.L.C., Certified Public Accountants

 of Wayne, New Jersey, as the auditors of the company for the year ending December 31, 2009. Votes were cast as follows:

	For	Withheld	Abstain
	13,985,882	52,671	11,841

For Further Information, Please Contact:

William Lance

102 E. Drinker Street

Dunmore, PA 18512-2491

570-348-7667

Within this press release, management may make projections and forward-looking statements regarding events or the future financial performance of First National Community Bancorp, Inc.  We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause First National Community Bancorp, Inc.’s actual results to differ materially from the anticipated results expressed in these forward-looking statements.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Corporation’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; volatilities in the securities markets; and deteriorating economic conditions.  When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements and are also advised to review the risk factors that may affect First National Community Bancorp, Inc.’s operating results in documents filed by First National Community Bancorp, Inc. with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q, the Annual Report on Form 10-K, and other required filings.  First National Community Bancorp, Inc. assumes no duty to update the forward-looking statements made in this press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

First National Community Bancorp, Inc.
(Registrant)

Dated: May 20, 2009	/s/ William S. Lance
William S. Lance
Treasurer and
Principal Financial Officer